EXHIBIT 3.2(d)

CERTIFICATE OF AMENDMENT

OF

ENERGY ADVISORS PORTFOLIO L.P.

Under Section 121-903 of the New York Revised Limited Partnership Act

FIRST: The name of the foreign limited partnership (the “Partnership”) as it appears on the index of names of authorized foreign limited partnership in the Department of State is Energy Advisors Portfolio L.P.

SECOND: The jurisdiction of organization of the Partnership is the State of Delaware. The date of its organization is January 30, 2006.

THIRD: The Partnership was authorized to do business in the State of New York on February 2, 2006.

FOURTH: In accordance with Section 121-903 of the Revised Limited Partnership Act of the State of New York, the application for authority shall be amended as follows:

The Article “FOURTH” is hereby deleted in its entirety and, in lieu thereof, is inserted the following:

“FOURTH:	The post office address to which the secretary of state shall mail a copy of any process against the Partnership served upon him or her, is:

Ceres Managed Futures LLC 522 Fifth Avenue—14th Floor New York, New York 10036 Attn: Jennifer Magro”

The Article “SIXTH” is hereby deleted in its entirety and, in lieu thereof, is inserted the following:

“SIXTH:	The name and mailing address of the sole general partner of the Partnership is as follows:

Ceres Managed Futures LLC 522 Fifth Avenue—14th Floor New York, New York 10036 Attn: Jennifer Magro”

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Application of Authority.

By:	Ceres Managed Futures LLC, General Partner

By:	/s/ Jennifer Magro
Jennifer Magro Authorized Person